Exhibit 5.1

Brownstein Hyatt Farber Schreck, LLP 702.382.2101 main 100 North City Parkway, Suite 1600 Las Vegas, Nevada 89106

June 5, 2026

GPGI, Inc.

309 Pierce Street

Somerset, New Jersey 08873

To the addressee set forth above:

We have acted as local Nevada counsel to GPGI, Inc., a Nevada corporation (the “Company”), which is the resulting entity (as defined in Nevada Revised Statutes 92A.090) in the conversion of GPGI, Inc., a Delaware corporation (the “Delaware Corporation”), into a Nevada corporation (the “Conversion”), in connection with the filing by the Company of a Current Report on Form 8-K, incorporated by reference into the Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on (i) March 16, 2022, as File No. 333-263617 (as post-effectively amended on May 13, 2022), which included the registration of (a) 12,030,280 shares (the “March 2022 Shares”) of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), issuable under the GPGI, Inc. 2021 Incentive Equity Plan (as amended, the “2021 Plan”) and (b) 5,409,771 shares of Class A Common Stock (the “A&R Plan Shares”) issuable under the CompoSecure, L.L.C. Amended and Restated Equity Incentive Plan (together with the 2021 Plan, the “Plans”), (ii) August 15, 2023, as File No. 333-273982, relating to the registration of an additional 3,066,514 shares of Class A Common Stock (the “August 2023 Shares”) issuable under the 2021 Plan, (iii) August 12, 2024, as File No. 333-281483, relating to the registration of an additional 3,179,300 shares of Class A Common Stock (the “August 2024 Shares”) issuable under the 2021 Plan and (iv) June 25, 2025, as File No. 333-288316, relating to the registration of an additional 30,217,472 shares of Class A Common Stock (together with the March 2022 Shares, A&R Plan Shares, August 2023 Shares and August 2024 Shares, the “Shares”) issuable under the 2021 Plan. This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares as contemplated by the Plans and as described in the Registration Statements. For purposes of this opinion letter, and except to the extent set forth in the opinion expressed below, we have assumed that all such proceedings have been or will be timely completed in the manner contemplated by the Plans and as presently proposed in the Registration Statements.

For purposes of issuing this opinion letter, we have (a) made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statements, (ii) the Plans, (iii) the articles of incorporation and bylaws of the Company, and (iv) such other agreements, instruments, corporate records (including resolutions of the board of directors and any committee thereof and of the stockholders of the Company) and other documents, or forms thereof, as we have deemed necessary or appropriate, and (b) obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations, assurances and public filings as we have deemed necessary or appropriate.

www.bhfs.com

GPGI, Inc.

June 5, 2026

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) the Plans are valid, binding and enforceable obligations of the Company; (ii) each natural person executing a document has or will have sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents we reviewed are genuine and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (iv) the statements of fact and representations and warranties set forth in the documents we have reviewed are, or will at all relevant times be, true and correct as to factual matters; (v) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete; (vi) prior to the Conversion, the Delaware Corporation has taken all corporate action required under the laws of the State of Delaware to authorize and approve the Plans and the transactions contemplated thereby, including the issuance by the Company of the Shares; and (vii) after any issuance of Shares, the total number of issued and outstanding shares of Class A Common Stock, together with the total number of shares of Class A Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement, plan (including the Plans) or arrangement, or otherwise, will not exceed the total number of shares of Class A Common Stock then authorized under the Company’s articles of incorporation.

We are qualified to practice law in the State of Nevada. The opinion set forth herein is expressly limited to, and based exclusively on, the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based on the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company and, if, when and to the extent issued in accordance with all applicable terms and conditions set forth in the relevant Plan and in exchange for the consideration required thereunder, and as described in the Registration Statements, such Shares will be validly issued, fully paid and non-assessable.

The opinion expressed herein is based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinion set forth herein or to apprise you of any changes in any laws or facts after the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, incorporated by reference into the Registration Statements. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion set forth herein.

GPGI, Inc.

June 5, 2026

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, incorporated by reference into the Registration Statements. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP